UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐Definitive Proxy Statement

☒Definitive Additional Materials

☐Soliciting Material Pursuant to § 240.14a-12

Biocept, Inc.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

On May 4, 2020, Biocept, Inc. (the “Company”) commenced distributing to its stockholders a Notice of Annual Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for its 2020 Annual Meeting of Stockholders (the “Annual Meeting”), which was held on June 5, 2020.  A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2020.  On May 21, 2020, the Company mailed a letter to certain of its stockholders related to Proposal 3 and Proposal 4 (the “May Letter”), which proposals are described in the Notice and Proxy Statement. A copy of the May Letter was filed with the SEC on May 21, 2020. On June 5, 2020 the Annual Meeting was adjourned prior to voting on Proposal 4 to allow additional time for voting. As announced during the Annual Meeting, the Annual Meeting is to reconvene at 1:30 p.m. Pacific Time on July 1, 2020. On June 10, 2020, the Company (i) mailed a letter to certain of its stockholders (the “June Letter”) and (ii) commenced disseminating an audio recording (the “Recording”) to certain of its stockholders by telephone, in each case related to Proposal 4, which proposal is described in the Notice and Proxy Statement. A copy of the June Letter and the script of the Recording are set forth below.

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

P: 973.873.7700

F: 973.338.1430

www.allianceadvisors.com

June 10, 2020

Dear Biocept Inc. Shareholder:

Our records reflect that you have not yet voted your shares with respect to the Annual Meeting of Biocept Inc., which has been adjourned to July 1, 2020 with respect to Proposal 4, the approval of a reverse stock split of common stock at a ratio in the range of 1:5 to 1:30.

The reverse stock split is intended to increase the per share trading price of our common stock to satisfy the $1.00 minimum bid price requirement for continued listing on the Nasdaq. The board believes that maintaining our Nasdaq listing may provide a broader market for our common stock, and help generate interest in Biocept among other investors.  If we are unable to maintain compliance with the Nasdaq standard, our common stock may be transferred to the OTC Bulletin Board or the “pink sheets” maintained by the National Quotation Bureau.  Please note that the reverse split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for minor adjustment due to fractional shares.

Please vote your shares today by calling 844-886-5454 Monday through Friday, 9:00 a.m. to 10:00 p.m. Eastern Time.

Alternatively, if you wish you can email me your voting instructions at mcarlson@allianceadvisors.com.

Sincerely,

/s/ Melissa Carlson

Vice President

Recording Script

Hello. We are calling regarding your investment in Biocept, Inc. with an important request as our records show your account is currently not voted.

The company’s Annual Meeting was held on June 5th and has been adjourned to July 1st to allow the company to solicit additional proxies with respect to Proposal 4, the approval of an amendment to the company’s Certificate of Incorporation to effect a reverse stock split of the company’s common stock at a ratio in the range of 1:5 to 1:30 in the discretion of the board of directors.  The board recommends you vote in favor of Proposal 4.

You can vote now by pressing 1 and be connected to a live agent who can take your vote on a recorded line. If you are listening to this message on your voicemail, feel free to call 844-886-5454 Monday through Friday between the hours of 9:00 am and 10:00 pm Eastern time to vote your shares.

Thank you.